Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. TO REVIEW ITS LONG-TERM GROWTH STRATEGIES, CAPITAL STRUCTURE AND 2009 BUSINESS ENVIRONMENT
Company to Hold Investor Day Meeting in New York to Review Achievements, Strategies and Opportunities
WINSTON-SALEM, N.C. (Feb. 24, 2009) – Hanesbrands Inc. (NYSE: HBI) will hold an investor meeting today in which senior management will review the company’s long-term growth strategies, capital structure and perspective on the 2009 business environment.
Management will also highlight sales, marketing and supply-chain initiatives at the investor meeting to be held at 8:30 a.m. today at the Jumeirah Essex House in New York City. The meeting will also be webcast on the Internet.
“We have been successfully executing against the same set of strategies for the past three years,” Chairman and Chief Executive Officer Richard A. Noll said. “That consistency is paying off and is evident from our progress since Hanesbrands became an independent company. Over the next 12 months we intend to stay sharply focused on execution, to conservatively manage both inventory and costs, to actively manage our capital structure, and to use available cash to pay down debt. If we can accomplish these objectives, we will emerge from this recession with momentum and as an even stronger company.”
Summary of Major Strategies
Hanesbrands is continuing to execute its core sell-more, spend-less and generate-cash strategies to manage through the economic recession and drive competitiveness.
Sell More Strategy. The company has major initiatives under way, including launching new programs, in core categories with its strongest and largest brands, including Hanes, Champion, Playtex and Bali. The company is using its brands to advance strategic partnerships with key retailers.

Hanesbrands Inc. to Review its Long-Term Growth Strategies,
Capital Structure and the 2009 Business Environment – Page 2
Spend Less Strategy. Hanesbrands is ahead of schedule in realigning its global supply chain in lower-cost countries, consolidating its organization and distribution network, and leveraging the collective size of its strategic purchasing organization.
Generate Cash. The company has consistent cash flow and is focused on reducing its debt leverage by using free cash flow to prepay debt over the next 12 to 24 months.
Capital Structure
Hanesbrands had $2.18 billion of long-term debt at the end of 2008. Since the time of its spinoff in September 2006, the company has paid down $423 million of long-term debt, including $139 million in 2008.
Hanesbrands ended the year with a covenant leverage ratio of 3.3 times debt to adjusted EBITDA, compared with the required limit of 3.75 times.
“We are in compliance with all debt covenants,” Hanesbrands Executive Vice President and Chief Financial Officer E. Lee Wyatt said. “Although we ended 2008 with a reasonable level of debt-covenant cushion, the uncertainty in the consumer and financial markets creates risk. Our projections indicate that we should remain compliant, but we have decided that amending our first lien credit agreement is the prudent course of action. We launched the amendment process yesterday, and we should be in a position to know the results of the amendment process in about two weeks.”
Information for Business Modeling
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company does have a practice of providing an understanding of long-term goals, strategies, trends, current financial performance and information that can be used to model the potential of the business.
The company expects to face several challenges in 2009 but may also benefit from several factors, particularly in the second half of the year. The recession’s effect on sales and increased pension costs as a result of the stock market decline will present challenges in 2009, while factors that may mitigate the challenges include a domestic price increase, increased benefits from cost-savings initiatives in the second half of the year, reduced discretionary spending, lower commodity costs in the second half, and lower inventory and capital spending needs.
“Because of the recession, it would be highly unlikely that we achieve our long-term growth goals for the full year 2009, but we are executing on the things that we believe will make us as successful as possible in this environment,” Wyatt said.
Highlights of business modeling information follow.

Hanesbrands Inc. to Review its Long-Term Growth Strategies,
Capital Structure and the 2009 Business Environment – Page 3
Sales. Hanesbrands’ long-term annual growth goal for sales is 1 percent to 3 percent, excluding acquisitions. For 2009, the biggest factor affecting sales is consumer spending patterns and the recession, the impact of which is unusually difficult to forecast because of the uncertainty in trying to predict future consumer behavior. In the short-term, Hanesbrands assumes that the consumer spending environment will translate into low to mid-teen percentage unit volume declines early in the year. Beyond that, the company is not making any assumptions on the sales environment but is working diligently with retail customers to seek incremental promotions and gain market share to mitigate the economic environment.
Operating Profit. The company’s long-term annual growth goal for operating profit excluding actions, a non-GAAP measure, is 6 percent to 8 percent. Implicit in sales and profit growth goals is the goal for improving non-GAAP operating profit margin by 50 to 100 basis points per year. Cost-reduction efforts and product pricing are supporting margin-improvement efforts. Hanesbrands has a goal to generate annualized gross savings that could approach or exceed $200 million by the end of the 2008 through 2011 period. Last year, the company generated approximately $75 million in gross cost reductions toward this annualized goal. The company expects that over time two-thirds of the savings will benefit gross margin and one-third will improve selling, general and administrative expenses.
•	For 2009, the company’s goal is to increase its gross margin excluding actions by 10 to 100 basis points, driven by benefits of increased product pricing (net $100 million to $125 million) and lower commodity costs (approximately $20 million to $25 million), which will be partially offset by other factors.

•	The 2009 goal for SG&A expenses is to reduce media and information technology expenses by approximately $40 million that would offset an increase in pension expense. Due to stock market declines, pension expense in 2009 is expected to be approximately $21 million, a $33 million increase over pension income of $12 million in 2008.
Restructuring. The company expects to incur approximately $250 million in restructuring and related charges for cost-saving efforts over the three-year period ending this year. To date, the company has announced $222 million in restructuring and related costs and has recognized $209 million, of which 56 percent was cash. For 2009, the remaining restructuring charges should have a higher cash proportion than those recognized to date.
Interest Rates. The company plans to continue to restructure its debt over the next 24 months, including using free cash flow to prepay debt. More direction on interest rates and interest expense will be provided after the company concludes its first lien credit amendment process.
Capital Expenditures. The company expects to invest a cumulative $300 million to $350 million over the next three years in gross capital expenditures with the investment amount in 2009 being $100 million to $130 million.
Depreciation and Amortization. The company expects depreciation and amortization to be in the range of $100 million annually.

Hanesbrands Inc. to Review its Long-Term Growth Strategies,
Capital Structure and the 2009 Business Environment – Page 4
Working Capital. Hanesbrands has a goal to reduce inventory to $1.15 billion by early 2010. Inventory at the end of 2008 was $1.3 billion.
Pension. The company does not expect any significant mandatory pension contributions due in 2009.
Dividends. No dividends are planned.
Effective tax rate. As a result of offshore capital investment in its supply chain, Hanesbrands expects its effective tax rate to be in the 22 percent to 25 percent range. For 2009, the effective tax rate is expected to be at the bottom of the range.
Diluted EPS. The company has refined its long-term annual growth goal for diluted earnings per share excluding actions from double-digit to 10 percent to 20 percent. The company does not expect to achieve this goal in 2009.
Hanesbrands New York Investor Day Meeting
Hanesbrands will host a live Internet webcast of its New York investor day meeting from 8:30 a.m. to no later than noon EST today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com.
In addition to Noll and Wyatt, speakers will include Gerald Evans, president, international business and global supply chain, and William J. Nictakis, president, chief commercial officer.
An archived replay of the meeting webcast and copies of the presentation slides will be available in the investors section of the Hanesbrands corporate Web site.
Non-GAAP Definitions
Operating profit excluding actions, operating profit margin excluding actions, gross margin excluding actions and diluted EPS excluding actions are not generally accepted accounting principle measures. These non-GAAP measures are used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. In 2008, unusual actions were restructuring and related charges, other income, and the tax effect on these items.
Adjusted EBITDA is adjusted earnings before interest, taxes, depreciation and amortization as defined under the company’s first lien credit agreement.

Hanesbrands Inc. to Review its Long-Term Growth Strategies,
Capital Structure and the 2009 Business Environment – Page 5
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2008 Annual Report on Form 10-K, 2008 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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